SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GMX RESOURCES INC.
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On April 25, 2012, the Company sent the following form of email communication in response to certain correspondence from TIAA-CREF and CalPERS:

Mr.             :

We received your correspondence regarding your decision to vote “against” our Board of Directors and Executive Managements recommendation on compensation. I would offer you the following explanation in hopes of [            ] amending your vote to “for” the proposal.

We received majority support for our 2011 Say on Pay / Executive Compensation and the Board is also recommending approval of this year’s say on pay proposal. As part of our investor relations process, we are reaching out to our institutional shareholders to highlight action steps in regards to executive compensation taken by the Company in 2011 and to see if you have additional concerns that we have not addressed. To increase the percentage of “voters” approving this year’s say on pay we have implemented as described on pages 16 and 17 of this year’s proxy statement the following:

•	Overall the Board has reduced compensation to the executive management team by 36% over the last year in light of our recent performance.

•	Executive management did not receive salary increases in 2011

•	Executive management did not receive the discretionary portion of the 2011 incentive award which historically as represented 40% of the award.

•	The CEO, President and CFO received a 61% to 74% reduction in their targeted long-term incentive cash award.

•

GMXR is located in Oklahoma City which is the home of four Large Cap Oil and Gas companies. Chesapeake, Devon, Continental and Sandridge. We compete for talent in this highly competitive industry and given the size of Oklahoma City and the number of both large and small cap oil and gas companies that have their corporate offices located here it should be described as hypercompetitive.

•

The peer group that ISS uses to compare GMXR consists of names that are primarily oil producing companies. GMXR has historically been focused on natural gas production and given the continued decline in natural gas commodity prices and it’s not surprising that GMXR’s shareholder return does not compare favorably.

•

We have proactively reached out to our larger shareholders to gain feedback on what steps the Board of Directors should consider when addressing this year’s executive compensation proposals and that feedback did result in the changes I previously outlined.

I hope that this gives you and [            ] some indication as to the proactive steps we have taken to address shareholder concerns while at the same time making sure that we stay competitive in attracting and maintaining top level talent as we transition from primarily a gas producer to an oil producer. Please reach out to me if I can provide any additional information or assistance.

ALAN VAN HORN

Manager, Investor Relations

GMX RESOURCES INC.

GMXR NYSE Listed Company

9400 N. Broadway, Suite 600

Oklahoma City, Oklahoma 73114

Office:    405.600.0711

Direct:    405.254.5839

Cell:        405.823.6766

avanhorn@gmxresources.com

www.gmxresources.com